Exhibit 99.k.5

June 19, 2020

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, MA 02210

Attention:  David Whelan, Vice President

Re:  Additional Fund Letter

Ladies and Gentlemen:

Please be advised that the Aberdeen Standard Global Infrastructure Income Fund (the “Fund”) formed as a Maryland statutory trust is a proposed new closed-end management investment company currently undergoing registration under the Investment Company Act of 1940, as amended..

In accordance with Section 1, the Appointment of Sub-Administrator provision of the Sub-Administration Agreement dated as of February 26, 2010 by and among State Street Bank and Trust Company (“State Street”) and Aberdeen Standard Investments Inc. (“Aberdeen”), as amended, modified or supplemented from time (the “Agreement”), Aberdeen hereby requests that State Street act as Sub-Administrator for the Fund under the terms of the Agreement, effective as of the date that the Fund commences operations.  In connection with such request, Aberdeen hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement, except that, with respect to the Fund, the Fund is a trust duly organized under the laws of Maryland and shall be an investment company properly registered under the 1940 Act upon effectiveness of its initial registration statement.

An updated Schedule A to the Agreement reflecting the aforementioned modifications is attached hereto.

Please indicate your acceptance of the foregoing by returning an executed copy of this letter to Aberdeen Standard Investments Inc.

[signature page follows]

Aberdeen Standard Investments Inc

1900 Market Street, Suite 200r, Philadelphia PA 19103

Telephone: (215) 405-5700

Aberdeen Standard Investments Inc is an Investment Adviser registered with the US Securities and Exchange Commission under the Investment Advisers Act of 1940.  Member of Standard Life Aberdeen plc Group of Companies. “Aberdeen” is a U.S. Registered service mark of Aberdeen Asset Management PLC.

Sincerely,

ABERDEEN STANDARD INVESTMENTS INC.

		By:	/s/ Lucia Sitar
		Name:	Lucia Sitar
		Title:	Vice President

Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

Information Classification: Limited Access

SUB-ADMINISTRATION AGREEMENT

Effective February 26, 2010

As amended June [ ], 2020

SCHEDULE A

Listing of Funds

Fund Name	Type of Fund	Classes of Shares
Aberdeen Asia-Pacific Income Fund, Inc.	U.S. Closed-End Fund	Common Shares, Preferred Shares
Aberdeen Australia Equity Fund, Inc.	U.S. Closed-End Fund	Common Shares
Aberdeen Global Income Fund, Inc.	U.S. Closed-End Fund	Common Shares
Aberdeen Asia-Pacific Income Investment Company Limited	Canadian Closed-End Fund	Common Shares
Aberdeen Emerging Markets Equity Income Fund, Inc.	U.S. Closed-End Fund	Common Shares
The India Fund, Inc.	U.S. Closed-End Fund	Common Shares
Aberdeen Japan Equity Fund, Inc.	U.S. Closed-End Fund	Common Shares
Aberdeen Income Credit Strategies Fund	U.S. Closed-End Fund	Common Shares
Aberdeen Global Dynamic Dividend Fund	U.S. Closed-End Fund	Common Shares
Aberdeen Global Premier Properties Fund	U.S. Closed-End Fund	Common Shares
Aberdeen Total Dynamic Dividend Fund	U.S. Closed-End Fund	Common Shares
Aberdeen Standard Global Infrastructure Income Fund	U.S. Closed-End Fund	Common Shares

Information Classification: Limited Access